Exhibit 10.3

TWELFTH AMENDMENT TO LEASE

THIS TWELFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of March, 2017 (the “Execution Date”),  by and between BMR-ROGERS STREET LLC, a Delaware limited liability company  (“Landlord,” as successor-in-interest to Rogers Street, LLC (“Original Landlord”)), and IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation  (“Tenant,” formerly known as Microbia, Inc.).

RECITALS

A. WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of January 12, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 9, 2009, that certain Second Amendment to Lease dated as of February 9, 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of July 1, 2010, that certain Fourth Amendment to Lease dated as of February 3, 2011, that certain Fifth Amendment to Lease dated as of October 18, 2011, that certain Sixth Amendment to Lease dated as of July 19, 2012, that certain Seventh Amendment to Lease dated as of October 30, 2012 (the “Seventh Amendment”), that certain Eighth Amendment to Lease dated as of July 8, 2014 (the “Eighth Amendment”), that certain Ninth Amendment to Lease dated as of October 27, 2014, that certain Tenth Amendment to Lease dated as of January 21,  2015 (the “Tenth Amendment”), and that certain Eleventh Amendment to Lease dated as of June 30, 2016 (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 301 Binney Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, pursuant to the Seventh Amendment, Landlord and Tenant agreed to extend the Initial Term of the Lease by twenty-four (24) months, with the period of time from February 1, 2016 through January 31, 2018 defined as the “Extension Term”;

C. WHEREAS, Landlord and Tenant now desire to further extend the Term of the Lease by eighty-four (84) months through January 31, 2025;

D. WHEREAS, Tenant is currently subleasing approximately 92,750 square feet of rentable area located on the fourth floor of the Building (the “Fourth Floor Premises”) to Biogen Idec MA Inc., a Massachusetts corporation (“Biogen”), pursuant to that certain Sublease dated as of July 1, 2014 (the “Biogen Sublease”) and that certain Consent to Sublease dated as of July 1, 2014 by and between Landlord, Tenant and Biogen (the “Biogen Sublease Consent”);

E. WHEREAS, Tenant desires to terminate the Existing Lease with respect to the Fourth Floor Premises as of as of 11:59 p.m. EST on March 31, 2017, and Landlord agrees to recognize the Biogen Sublease as a direct lease between Landlord and Biogen, as more specifically provided in the Biogen Sublease Consent;

F. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”  From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Fourth Floor Premises.

2.1. Effective as of 11:59 p.m. EST on March 31, 2017 (the “Fourth Floor Premises Recapture Date”), the Lease shall terminate with respect to the Fourth Floor Premises only (the “Fourth Floor Premises Termination”), and the provisions of the Lease governing the Fourth Floor Premises shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease with respect to the Fourth Floor Premises (including, without limitation, Landlord’s obligation to true-up Total Operating Costs with respect to the Fourth Floor Premises through March 31, 2017 after the end of the fiscal year as provided in Section 4.02 of the Lease).  As of the Fourth Floor Premises Recapture Date, the definition of the Premises shall be amended to exclude the Fourth Floor Premises. Notwithstanding the Fourth Floor Premises Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease existing as of the Fourth Floor Premises Recapture Date.  Tenant agrees to pay to Landlord, as Additional Rent, together with Base Rent,  monthly in advance for each of the month of April 2017 and the month of May 2017, the amount of One Hundred Eighty-Nine Thousand Three Hundred Ninety-Nine and 00/100 Dollars ($189,399.00) per month.

2.2. Effective as of 12:00 a.m. EST on April 1, 2017, Landlord shall recognize the Biogen Sublease as a direct lease between Landlord and Biogen, and Biogen shall attorn to Landlord, all in accordance with the terms and conditions applicable to a Recognition and Attornment (as defined in the Biogen Sublease Consent) under the Biogen Sublease Consent.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge (without further investigation), as of the Effective Date, Biogen and Tenant are not in default beyond any applicable notice and cure periods of any of their respective obligations under the Biogen Sublease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Biogen or Tenant thereunder.  The parties acknowledge and agree that the Fourth Floor Premises Termination constitutes a termination of the Master Lease (as defined in the Biogen Sublease Consent) for purposes of Section 10 of the Biogen Sublease Consent.  To the extent permitted by law, Landlord agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold harmless Tenant and its affiliates and their respective shareholders, partners, directors, officers, employees and their respective successors and assigns, and Tenant’s contractors and agents (collectively with Tenant and its affiliates and their respective shareholders, partners, directors, officers, employees and their respective successors and assigns, and Tenant’s contractors and agents (collectively with Tenant, each a “Tenant Indemnitee”) for, from and against any and all Claims (as defined in the Biogen Sublease Consent) arising out of or relating to Landlord’s failure to perform any duty or obligation of Landlord under the Biogen Sublease accruing after the Fourth Floor Premises Recapture Date, except to the extent directly caused by the negligence or willful misconduct of Tenant or any Tenant Indemnitee.    To the extent permitted by law, Tenant shall reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless Landlord Indemnitees (as defined in the Biogen Sublease Consent) for, from and against any and all Claims (as defined in the Biogen Sublease Consent) arising out of or relating to Tenant’s failure to perform any duty or obligation of Tenant under the Biogen Sublease accruing on or before the Fourth Floor Premises Recapture Date, except to the extent directly caused by the negligence or willful misconduct of Landlord or any Landlord Indemnitee.    From and after the Fourth Floor Premises Recapture Date, Landlord fully and unconditionally releases and discharges Tenant from any and all liabilities, obligations, provisions, covenants and conditions under the Existing Lease with respect to the Fourth Floor Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Existing Lease.  Further, Tenant agrees to reasonably cooperate with Landlord (at no out-of-pocket cost to Tenant) in connection with Landlord taking on the obligations of “Sublessor” under the Biogen Sublease, as contemplated herein, including, without limitation, responding to requests for information related to the administration of the Biogen Sublease.

2.3.   Effective as of the Execution Date, Landlord shall have access to the Fourth Floor Premises for purposes of showing the Fourth Floor Premises to prospective tenants and others upon twenty-four hours’ prior notice to Tenant (at the address set forth herein) and Biogen (at the address set forth in the Biogen Sublease Consent), and otherwise in accordance with the access provisions of Section of 9.06 of the Original Lease.

3. Second Extension Term; Premises.

3.1. The term of the Lease with respect to the Premises is hereby extended by a period of eighty-four (84) months.  The “Second Extension Term Commencement Date” shall mean February 1, 2018.  Accordingly, the expiration date of the Lease (the “Expiration Date”) is hereby amended from January 31, 2018 to January 31, 2025.  The period commencing on February 1, 2018 and ending on January 31, 2025 shall be referred to herein as the “Second Extension Term.”  The term “Term” as used in the Lease shall refer to the term under the Existing Lease as extended by the Second Extension Term.

3.2. Notwithstanding anything in the Existing Lease to the contrary (including, without limitation, Section 1.06,  Section 1.07 and Section 2.01(e) of the Original Lease), Landlord and Tenant agree that, as of the Second Extension Term Commencement Date, (a) the rentable square footage of the Premises shall total 222,562 rentable square feet in the aggregate, consisting of 125,070 rentable square feet in aggregate on the first and second floors of the Building and 97,492 rentable square feet on the third floor of the Building, which figures include ancillary mechanical, shaft and other off-floor spaces, and (b) the rentable square footage of the Building totals 417,290 rentable square feet. As of April 1, 2017,  the plan of the Premises attached hereto as Exhibit A shall supersede and replace all prior plans and depictions of the Premises attached to or made a part of the Existing Lease (including without limitation, Exhibit 1.07 of the Original Lease and subsequent amendments and replacements thereof).
4. Base Rent during the Second Extension Term. Effective as of the Second Extension Term Commencement Date, Base Rent due to Landlord under the Lease shall be as follows:
Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
2/1/2018 – 1/31/2019	222,562	$77.00 annually	$1,428,106.17	$17,137,274.00
2/1/2019 – 1/31/2020	222,562	$79.31 annually	$1,470,949.35	$17,651,392.22
2/1/2020 – 1/31/2021	222,562	$81.69 annually	$1,515,090.82	$18,181,089.78
2/1/2021 – 1/31/2022	222,562	$84.14 annually	$1,560,530.56	$18,726,366.68
2/1/2022 – 1/31/2023	222,562	$86.66 annually	$1,607,268.58	$19,287,222.92
2/1/2023 – 1/31/2024	222,562	$89.26 annually	$1,655,490.34	$19,865,884.12
2/1/2024 – 1/31/2025	222,562	$91.94 annually	$1,705,195.86	$20,462,350.28

5. Letter of Credit.  Effective as of April 1, 2017, the required amount of the Letter of Credit required as security under the Existing Lease shall be reduced to Six Million Four Hundred Twenty-Six Thousand Four Hundred Seventy-Seven and 75/100 Dollars ($6,426,477.75). Tenant shall have the right to deliver to Landlord a replacement Letter of Credit or an amendment to the then-existing Letter of Credit reflecting such decrease effective on or after April 1, 2017 and otherwise in accordance with the provisions of Section 15.01 of the Original Lease.

6. Property Management Fee.  Commencing on the Execution Date,  Tenant shall pay to Landlord as Additional Rent monthly in advance, together with Base Rent, the “Property Management Fee” (as hereinafter defined) with respect to the entire remaining Term, including any extensions thereof or any holdover periods. The “Property Management Fee” shall equal three percent (3%) of Base Rent (regardless of who provides property management services, and regardless of whether such amount is then considered market rate).  Notwithstanding anything in the Existing Lease to the contrary (including, without limitation, Section 8.01 of the Original Lease),  as of the Execution Date, property management fees shall not be included in Operating Expenses.  Further, in consideration of the foregoing and the other terms of this Amendment, Tenant hereby waives, releases and discharges (except with respect to fraud) any past or future claims it has, or may have, whether known or unknown, foreseeable or unforeseeable, against Landlord in any way arising from or relating to the property management fees charged by Landlord during the Term prior to the Execution Date, including without limitation, any claim that such fees were not at market rates.

7. Pro Rata Share.  Effective as of the Execution Date, Tenant’s Pro Rata Share shall be calculated based on the rentable square footage of 100% of the Building.  Accordingly, the last sentence of Section 4.02(c) of the Existing Lease is hereby amended by deleting “95%” and replacing it with “100%.”  Effective as of the April 1, 2017, Tenant’s Pro Rata Share shall be 53.34%.  For the avoidance of doubt, Tenant’s Pro Rata Share will be recalculated if the rentable square footage of the Building increases.

8. Parking.  Effective as of April 1, 2017,  and notwithstanding anything in the Lease to the contrary, the total number of parking spaces allocated to the Premises that Landlord shall provide Tenant with the right to use shall be 155 parking spaces. Tenant shall pay to Landlord as Additional Rent Landlord’s then-current prevailing monthly rate for parking spaces for all such spaces. Tenant’s use of the parking spaces provided hereunder and Tenant’s rights with respect thereto (including, without limitation, limitations on increase in the prevailing monthly rate for parking spaces) shall otherwise be in accordance with the terms of Section 2.01(d) of the Lease.  As of the Execution Date, the current prevailing monthly rate for parking spaces is $320 per space per month, subject to increase in accordance with the terms of the Lease.

9. Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Second Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Second Extension Term or to pay for any improvements to the Premises.

10. Option to Extend Term.  Tenant shall have one (1) option (“Option”) to extend the Term by five (5) years as to the entire Premises including any expansion of the Premises by Tenant in accordance with Tenant’s rights under the Lease (and no less than the entire Premises) upon the following terms and conditions.    This Article 10 supersedes and replaces in its entirety all other options to extend the Term set forth in the Existing Lease (including, without limitation, in Section 18 of the Seventh Amendment).  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Existing Lease as amended by this Amendment and any further amendments to the Existing Lease, except as follows:

10.1.Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the East Cambridge, Massachusetts submarket of comparable age, quality, level of finish, location and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and may be further increased during the Option term by a market escalator if such increases are determined to be market as part of the FMV determination.  Tenant may, no more than fifteen (15) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term.  Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV.  If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV.  If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including, but not limited to,  (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings for office and laboratory space in the East Cambridge, Massachusetts submarket, including market escalations and concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project.  In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows:  a senior officer of a recognized leasing brokerage firm with local knowledge of the East Cambridge, Massachusetts laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”).  The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge, Massachusetts submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV.  The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term.  If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term.  After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Option term.  Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

10.2.The Option is personal to Tenant, Successor Entity and/or Related Entity and Tenant shall not assign or transfer the Option, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (excluding a Permitted Transfer for which Landlord’s consent shall not be required), without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion (for a transfer in conjunction with the Lease) or its sole discretion (for a transfer separate from the Lease).

10.3.The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve  (12) months prior to the end of the expiration of the then-current Term.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.

10.4.Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) At any time while any Event of Default as described in Article 14 of the Lease has occurred and is continuing until Tenant cures any Event of Default; or

(b) In the event that Tenant has defaulted in the performance of any of its monetary obligations under the Lease two (2) or more times during the twelve (12) month period immediately prior to the date that Tenant intends to exercise the Option, and each such default remained uncured for more than five (5) business days after notice from Landlord; or

(c) Tenant, Successor Entity and/or Related Entity does not personally occupy fifty percent (50%) or more of the Premises at the time Tenant exercises the Option and at the commencement of the Option term.

10.5.The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 10.4 of this Amendment.

10.6.All of Tenant’s rights under the provisions of the Option may, at Landlord’s sole discretion, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) an Event of Default as described in Article 14 of the Lease has occurred and is continuing uncured on the commencement date of the new term, or (b) Tenant has defaulted in the performance of any of its monetary obligations under the Lease two (2) or more times, and each such default remained uncured for more than five (5) business days after notice from Landlord, or  (c) Tenant fails to provide Landlord with a replacement or amended Letter of Credit on or before the beginning of the extension term with an expiration date that is at least ninety-five (95) days following the expiration of the new term, as so extended, provided that an increased amount of such Letter of Credit shall not be required in connection therewith.

11. Right of First Offer on First, Fourth, and Fifth Floors.     Provided not more than 60% of the Premises is sublet to third parties unrelated to Tenant at the time of Landlord’s Notice of Offer (as defined below), and subject to any other parties’ pre-existing rights as of the Execution Date with respect to Available ROFO Premises (as defined below), Tenant shall have an ongoing right of first offer (“ROFO”) as to any rentable premises located on the first, fourth, or fifth floors of the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms; provided, further, however, that the ROFO shall only apply to rentable premises on the fourth floor that become available after the initial lease-up of the fourth floor (where “initial lease-up” shall mean the lease that is entered into after the expiration of the Biogen Sublease).  To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant, the affected space shall not be deemed to be Available ROFO Premises.  Landlord has disclosed to Tenant the parties currently holding pre-existing ROFO rights as of the Execution Date by letter dated the Execution Date.  Landlord agrees that it shall not grant any additional ROFO rights to third parties after the Execution Date that are superior to Tenant’s rights hereunder.  Further, Landlord agrees to reimburse, indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold harmless Tenant Indemnitees for, from and against any and all Claims arising out of or relating to Landlord’s breach of any ROFO rights, extension rights or similar rights held by third parties or Tenant’s ROFO rights, except to the extent directly caused by the negligence or willful misconduct of Tenant or any Tenant Indemnitee.    This Article 11 supersedes and replaces in its entirety all other rights of first offer and rights of first refusal set forth in the Existing Lease (including, without limitation, Tenant’s right of First Offer set forth in Article 18 of the Original Lease, Tenant’s Right of First Refusal set forth in Article 19 of the Original Lease, and the ROFR set forth in Section 12 of the Second Amendment, as amended) all of which shall no longer have any force or effect.

11.1.In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), which shall outline the proposed business terms on which Landlord is willing to lease the Available ROFO Premises, including, but not limited to, the term of the lease, the date Landlord anticipates that the space will be available (the “Target Delivery Date”),  the base rental rate (which shall be FMV of the Available ROFO Premises), the tenant improvement allowance (if any), free rental period (if any) and the other material business terms on which Landlord is prepared to lease the Available ROFO Premises to the extent such material business terms vary from the terms of the Lease.  Within fourteen (14) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms and conditions stated in the Notice of Offer (other than the FMV for the Available ROFO Premises) and whether Tenant accepts Landlord’s proposed estimate of FMV for the Available ROFO Premises.  If Tenant fails to notify Landlord of Tenant’s election within such fourteen (14) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

11.2.If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms and conditions stated in the Notice of Offer (including Landlord’s proposed estimate of FMV for the Available ROFO Premises), then Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Offer and the parties shall promptly (i) execute a written amendment to this Lease memorializing the parties agreement with respect to the Available ROFO Premises, (ii) if requested by either party, amend the Notice of Lease with respect to the Premises, and (iii) to the extent required, request the consent of the Ground Lessor (as defined below) and any mortgagee to the amendment and, to the extent required, further amend any recognition agreements from the Ground Lessor and any mortgagee for the benefit of Tenant on such parties’ customary forms reasonably acceptable to Tenant.  Any failure of the parties to execute such written amendment to the Lease shall not affect the validity of the Tenant’s exercise of the ROFO pursuant to this Section.

11.3.If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms and conditions stated in the Notice of Offer (other than Landlord’s proposed FMV for the Available ROFO Premises) but Tenant does not accept Landlord’s proposed estimate of FMV for the Available ROFO Premises, then the parties shall endeavor to agree upon the FMV for the Available ROFO Premises, taking into account all relevant factors, including, but not limited to, (a) the size of the Available ROFO Premises, (b) the length of the term of the lease, (c) rent in comparable buildings for office and laboratory space in the East Cambridge, Massachusetts submarket, including market escalations and concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project.  In the event that the parties are unable to agree upon the FMV for the Available ROFO Premises within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the ROFO, then either party may request that the same be determined as follows:  a  Baseball Arbitrator shall be selected and paid for jointly by Landlord and Tenant.  If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of JAMS.   The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge, Massachusetts submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto.  Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV for the Available ROFO Premises.  The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence.  The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV for the Available Premises.  The arbitrator may not select any other FMV for the Available ROFO Premises other than one submitted by Landlord or Tenant.  The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of base rental rate for the Available ROFO Premises.  Following resolution of the FMV for the Available ROFO Premises pursuant to this Section 11.3, Landlord shall lease the Available ROFO Premises to Tenant upon the terms and conditions set forth in the Notice of Offer (other than the base rental rate) with the base rental rate of FMV as determined pursuant to this Section 11.3 and the parties shall promptly (i) execute a written amendment to this Lease memorializing the parties agreement with respect to the Available ROFO Premises, (ii) if requested by either party, amend the Notice of Lease with respect to the Premises, and (iii) to the extent required, request the consent of the Ground Lessor (as defined below) and any mortgagee to the amendment and, to the extent required, further amend any recognition agreements from the Ground Lessor and any mortgagee for the benefit of Tenant on such parties’ customary forms reasonably acceptable to Tenant.    Any failure of the parties to execute such written amendment to the Lease shall not affect the validity of the Tenant’s exercise of the ROFO pursuant to this Section.

11.4.If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises or (b) Tenant fails to notify Landlord of Tenant’s election within the fourteen (14)-day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises with a third party other than Tenant at a Net Effective Rent not less than  ninety five percent (95%) of the Net Effective Rent stated in Tenant’s Offer, if applicable.  For purposes of this Article, “Net Effective Rent” shall mean the net present value (using the same discount factor in each case) of the aggregate consideration, determined on an average annual basis, payable to Landlord under the proposal at issue (i.e., either the Notice of Offer or the offer to another party, as the case may be), taking into account all base rent, additional rent, free rent, tenant improvement or other allowances, the cost of any work performed in the Available ROFO Premises by Landlord at its expense, the length of lease term, and all other relevant economic terms, as the same may be modified by Landlord to account for the other tenant-party’s financial strength.  In the event the Net Effective Rent decreases by more than five percent (5%) or the Landlord otherwise changes the business terms from those set forth in the Notice of Offer in a manner materially more favorable to a third party (including, without limitation, offering a third party more or less space than was offered to Tenant), Landlord shall re-offer the Available ROFO Premises (or the same portion that was offered to the third party) to Tenant in the same manner as provided in this Section 11, provided however, when comparing the relevant economic terms in the Notice of Offer and the deal between the Landlord and the third party, the parties shall agree upon the monetary value of any items included in the deal between the Landlord and the third party that were not included in the Notice of Offer (for example, brokerage fees, allowances, the value of any different rental amounts for different term lengths, etc.) when determining the Net Effective Rent to be paid by Tenant under the reoffered proposal (the “Reoffer Proposal”).  Tenant must respond to Landlord within seven (7) days of the date Tenant receives the Reoffer Proposal.

11.5.Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO at any time while any Event of Default as described in Article 14 of the Lease has occurred and is continuing until Tenant cures any Event of Default.  Any attempted exercise of the ROFO during a period of time in which an Event of Default exists shall be void and of no effect.  In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notice of monetary default under this Lease, and each such default remained uncured for more than five (5) business days after notice from Landlord, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

11.6.Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (excluding a Permitted Transfer for which Landlord’s consent shall not be required), without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion (for a transfer in conjunction with the Lease) or its sole discretion (for a transfer separate from the Lease).

11.7.If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.  Notwithstanding the foregoing, Landlord shall use diligent efforts to timely deliver the Available ROFO Premises leased by Tenant, and in the event Landlord is unable to deliver the Available ROFO Premises to Tenant on or before the date that is six (6) months after the Target Delivery Date, Tenant shall not be obligated to lease the Available ROFO Premises provided that within thirty (30) days after the end of said six-month period, Tenant notifies Landlord in writing of its desire not to lease the Available ROFO Premises.

12. Broker.

(a) Tenant represents and warrants that other than Cushman & Wakefield U.S., Inc. (“Broker”), it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with the representation of Tenant in connection with this Amendment.  Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Amendment, other than as contained in this Amendment.

(b) Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Amendment.  Landlord is executing this Amendment in reliance upon Tenant’s representations, warranties and agreements contained within Section 12(a) and this Section 12(b).

(c) Tenant agrees to indemnify, save, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Brokers, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

(d) Landlord agrees to indemnify, save, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord, including Transwestern RBJ, LLC (“Landlord Broker”).

(e)  Landlord shall compensate the Broker and the Landlord Broker (collectively, the “Brokers”) in relation to this Amendment pursuant to a separate agreement or agreements between Landlord and the Brokers if Landlord and Tenant execute and deliver the Amendment.

13. Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice  (or both) would constitute a default by either Landlord or Tenant thereunder.  Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

14. Notices.  Notwithstanding anything in the Lease to the contrary, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under the Lease shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b).  Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c).  Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Ironwood Pharmaceuticals, Inc.

301 Binney Street

Cambridge, Massachusetts 02141

Attn: Tom Graney

Telephone: (617) 621-7722

Fax: (617) 494-0480

Email:

with a copy to:

Ironwood Pharmaceuticals, Inc.

301 Binney Street

Cambridge, Massachusetts 02141

Attn: Chief Legal Officer

Telephone: (617) 621-7722

Fax: (617) 588-0623

Email:

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attn: Walter R. McCabe III, Esq.

Email: walter.mccabe@ropesgray.com

15. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease or the FMV Rent Letter, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

16. Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

17. Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

18. Authority.  Landlord and Tenant have all necessary and proper authority, without the need for the consent of any other person or entity, other than any consents that have been obtained, to enter into and perform under this Amendment.

19. Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name: William Kane
Title: Senior Vice President East Coast Leasing

TENANT:

IRONWOOD PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Thomas Graney
Name: Thomas Graney
Title: Chief Financial Officer and Senior Vice President, Finance and Corporate Strategy